As filed with the Securities and Exchange Commission on February 23, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Perfect Moment Ltd.

(Exact name of registrant as specified in its charter)

Delaware	86-1437114
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

307 Canalot Studios

222 Kensal Road

London W10 5BN

United Kingdom

+44 (0)204 558-8849

(Address of Principal Executive Offices)

Perfect Moment Ltd. 2021 Equity Incentive Plan

Perfect Moment Ltd. Enterprise Management Incentive Share Option Agreement with Negin Yeganegy

(Full title of the plan)

Vcorp Agent Services, Inc.

108 W. 13th Street, Suite 100

Wilmington, DE 19801

New Castle County

(Name and address of agent for service)

(845) 425-0077

(Telephone number, including area code, of agent for service)

Copies to:

Mark Buckley Chief Executive Officer 307 Canalot Studios 222 Kensal Road London W10 5BN +44 (0)204 558-8849	Nimish Patel Blake Baron Mitchell Silberberg & Knupp LLP 2049 Century Park East, 18th Floor Los Angeles, CA 90064 (917) 546-7709

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to plan participants as required by Rule 428(b)(1). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by Perfect Moment Ltd. (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(1)	The Registrant’s Prospectus filed on February 9, 2024 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1 originally filed with the Commission on October 10, 2023, as amended (File No. 333-274913), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(2)	The Registrant’s Current Report on Form 8-K, filed with the Commission on February 13, 2024; and

(3)	The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A (File No. 001-41930) filed with the Commission on January 23, 2024, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents, except that information furnished to the Commission under Item 2.02 or Item 7.01 in Current Reports on Form 8-K and any exhibit relating to such information, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

As of the date hereof, Mitchell Silberberg & Knupp LLP beneficially owns 75,000 shares of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws limit the liability of the Registrant’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant’s directors are not personally liable to the Registrant or the Registrant’s stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

●	any breach of their duty of loyalty to the Registrant or the Registrant’s stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

●	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the DGCL.

The Registrant’s amended and restated bylaws provide that the Registrant will indemnify, to the fullest extent permitted by law, each person who was or is made a party or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expense, liability and loss (including, among other things, attorney’s fees and amounts paid in settlement) reasonably incurred or suffered by such director, officer, employee or agent in connection therewith, subject to certain conditions. The Registrant’s amended and restated bylaws that also provide the Registrant with the power to, to the extent authorized by the Registrant’s board of directors, grant rights to indemnification and to advancement of expenses to any employee or agent of the Registrant to the fullest extent indemnification may be granted to the Registrant’s directors and officers. In addition, the Registrant’s amended and restated bylaws provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to certain exceptions.

The Registrant has entered into indemnification agreements with each of its directors and executive officers that are broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require the Registrant, among other things, to indemnify its directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors and executive officers as a result of any proceeding against them as to which they could be indemnified, subject to certain exceptions. The Registrant believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws and indemnification agreements with its directors and executive officers may discourage stockholders from bringing a lawsuit against the Registrant’s directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and executive officers even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, the Registrant is not aware of any pending litigation or proceeding involving any person who is or was one of its directors, officers, employees or other agents or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and the Registrant is not aware of any threatened litigation that may result in claims for indemnification.

The Registrant’s amended and restated bylaws provide that the Registrant may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Registrant or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Registrant maintains insurance under which, subject to the limitations of the insurance policies, coverage is provided to the Registrant directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to the Registrant’s indemnification obligations or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Perfect Moment Ltd. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-41930), filed with the Commission on February 13, 2024).

3.2	Amended and Restated Bylaws of Perfect Moment Ltd. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-41930), filed with the Commission on February 13, 2024).

4.1	Form of the Company’s common stock certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-274913), filed with the Commission on November 6, 2023).

5.1*	Opinion of Mitchell Silberberg & Knupp LLP.

23.1*	Consent of Mitchell Silberberg & Knupp LLP (included as part of Exhibit 5.1 hereto).

23.2*	Consent of Weinberg & Company, P.A.

24.1	Power of Attorney (contained on signature page hereto).

99.1	Perfect Moment Ltd. 2021 Equity Incentive Plan and forms of agreements thereunder (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-274913), filed with the Commission on November 6, 2023).

99.2	Amendment No. 1 to Perfect Moment Ltd.’s 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-274913), filed with the Commission on January 26, 2024).

99.3*	Perfect Moment Ltd. Enterprise Management Incentive Share Option Agreement with Negin Yeganegy.

99.4*

Excerpts from the Settlement Agreement, dated October 26, 2022, by and between Perfect Moment UK Limited and Negin Yeganegy, relating to the Perfect Moment Ltd. Enterprise Management Incentive Share Option Agreement with Negin Yeganegy.

107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on February 23, 2024.

PERFECT MOMENT LTD.

By:	/s/ Mark Buckley
Mark Buckley
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark Buckley, as his or her true and lawful attorneys-in-fact, proxies, and agents, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact, proxies, and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies, and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Max Gottschalk	Chairman of the Board of Directors	February 23, 2024
Max Gottschalk

/s/ Mark Buckley	Chief Executive Officer and Director	February 23, 2024
Mark Buckley	(Principal Executive Officer)

/s/ Jeff Clayborne	Chief Financial Officer	February 23, 2024
Jeff Clayborne	(Principal Financial and Accounting Officer)

/s/ Tracy Barwin	Director	February 23, 2024
Tracy Barwin

/s/ Jane Gottschalk	Director	February 23, 2024
Jane Gottschalk

/s/ Berndt Hauptkorn	Director	February 23, 2024
Berndt Hauptkorn

/s/ Andre Keijsers	Director	February 23, 2024
Andre Keijsers

/s/ Tim Nixdorff	Director	February 23, 2024
Tim Nixdorff